Exhibit 99.2

Worldpay Business

Quarterly Financial Information (Unaudited)

Six Months Ended June 30, 2023, and June 30, 2022

Worldpay Business

KPMG LLP

Suite 500

501 Riverside Avenue

Jacksonville, FL 32202

Independent Auditors’ Review Report

To Those Charged with Governance

Fidelity National Information Services, Inc.:

Results of Review of Condensed Combined Interim Financial Information

We have reviewed the accompanying condensed combined balance sheet of Worldpay Business (the Merchant Solutions business of Fidelity National Information Services, Inc.) (the Company) as of June 30, 2023, the related condensed combined statements of loss, comprehensive loss, equity, and cash flows for the six-month periods ended June 30, 2023 and June 30, 2022, and the related notes (collectively referred to as the condensed combined interim financial information).

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed combined interim financial information for it to be in accordance with U.S. generally accepted accounting principles.

Basis for Review Results

We conducted our reviews in accordance with auditing standards generally accepted in the United States of America (GAAS) applicable to reviews of interim financial information. A review of condensed combined interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. A review of condensed combined interim financial information is substantially less in scope than an audit conducted in accordance with GAAS, the objective of which is an expression of an opinion regarding the financial information as a whole, and accordingly, we do not express such an opinion. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our reviews. We believe that the results of the review procedures provide a reasonable basis for our conclusion.

Responsibilities of Management for the Condensed Combined Interim Financial Information

Management is responsible for the preparation and fair presentation of the condensed combined interim financial information in accordance with U.S. generally accepted accounting principles and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of condensed combined interim financial information that is free from material misstatement, whether due to fraud or error.

Report on Condensed Combined Balance Sheet as of December 31, 2022

We have previously audited, in accordance with GAAS, the combined balance sheet as of December 31, 2022, and the related combined statements of loss, comprehensive loss, equity, and cash flows for the year then ended (not presented herein); and we expressed an unmodified audit opinion on those audited combined financial statements in our report dated May 12, 2023, except for Note 1 (b), as to which date is August 30, 2023. In our opinion, the accompanying condensed combined balance sheet of the Company as of December 31, 2022 is consistent, in all material respects, with the audited combined financial statements from which it has been derived.

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.

Jacksonville, Florida

August 30, 2023

Worldpay Business

Condensed Combined Balance Sheets

(In millions)

	June 30, 2023 (Unaudited)	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$1,370	$1,743
Settlement assets	3,512	5,265
Trade receivables, net of allowance for credit losses of $55 and $46, respectively	1,753	1,903
Prepaid expenses and other current assets	193	131
Due from affiliates	31	21

Total current assets	6,859	9,063
Property and equipment, net	131	143
Goodwill	14,241	20,874
Intangible assets, net	6,872	7,500
Software, net	1,145	1,169
Other noncurrent assets	500	468

Total assets	$29,748	$39,217

LIABILITIES, NONCONTROLLING INTEREST AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$1,140	$1,219
Settlement payables	4,435	6,141
Due to affiliates	61	65

Total current liabilities	5,636	7,425
Deferred income taxes	2,424	2,385
Other noncurrent liabilities	469	518

Total liabilities	8,529	10,328

Equity:
Net parent investment	21,321	29,365
Accumulated other comprehensive loss	(105)	(480)

Total equity of the Worldpay Business	21,216	28,885
Noncontrolling interest	3	4

Total equity	21,219	28,889

Total liabilities, noncontrolling interest and equity	$29,748	$39,217

See accompanying notes, which are an integral part of these unaudited condensed combined financial statements.

Worldpay Business

Condensed Combined Statements of Loss

(In millions)

(Unaudited)

	Six months ended June 30,
	2023	2022
Revenue	$2,503	$2,534
Cost of revenue	1,460	1,596
Selling, general and administrative expenses	1,099	1,138
Asset impairments	6,842	18

Operating loss	(6,898)	(218)
Other income, net	61	53

Loss before income taxes	(6,837)	(165)
Provision (benefit) for income taxes	(22)	(58)

Net loss	(6,815)	(107)
Net earnings attributable to noncontrolling interest	(2)	(2)

Net loss attributable to the Worldpay Business	$(6,817)	$(109)

See accompanying notes, which are an integral part of these unaudited condensed combined financial statements.

Worldpay Business

Condensed Combined Statements of Comprehensive Loss

(In millions)

(Unaudited)

	Six months ended June 30,
	2023	2022
Net loss	$(6,815)	$(107)
Foreign currency translation adjustments, net of tax	375	(1,681)

Comprehensive loss	$(6,440)	$(1,788)

Net earnings attributable to noncontrolling interest	(2)	(2)

Comprehensive loss attributable to the Worldpay Business	$(6,442)	$(1,790)

See accompanying notes, which are an integral part of these unaudited condensed combined financial statements.

Worldpay Business

Condensed Combined Statements of Equity

Six Months Ended June 30, 2023 and June 30, 2022

(In millions)

(Unaudited)

	Net parent investment	Accumulated other comprehensive earnings (loss)	Noncontrolling interest	Total equity
Balances, December 31, 2022	$29,365	$(480)	$4	$28,889
Net earnings (loss)	(6,817)	—	2	(6,815)
Other comprehensive earnings (loss), net of tax	—	375	—	375
Transfers to Parent, net	(1,227)	—	(3)	(1,230)

Balances, June 30, 2023	$21,321	$(105)	$3	$21,219

	Net parent investment	Accumulated other comprehensive earnings (loss)	Noncontrolling interest	Total equity
Balances, December 31, 2021	$46,521	$1,369	$6	$47,896
Net earnings (loss)	(109)	—	2	(107)
Other comprehensive earnings (loss), net of tax	—	(1,681)	—	(1,681)
Transfers to Parent, net	680	—	(3)	677

Balances, June 30, 2022	$47,092	$(312)	$5	$46,785

See accompanying notes, which are an integral part of these unaudited condensed combined financial statements.

Worldpay Business

Condensed Combined Statements of Cash Flows

(In millions)

(Unaudited)

	Six months ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(6,815)	$(107)
Adjustment to reconcile net loss to net cash provided by operating activities:
Asset impairments	6,842	18
Loss on sale of businesses, investments, and other	2	2
Depreciation and amortization	997	1,149
Stock-based compensation	19	32
Deferred income taxes	4	(433)
Net changes in assets and liabilities, net of effects of foreign currency:
Trade receivables	164	37
Prepaid expenses and other assets	(101)	(177)
Accounts payable, accrued and other liabilities	(58)	125
Due (to) / from affiliates	(15)	12

Net cash provided by operating activities	1,039	658

Cash flows from investing activities:
Additions to property and equipment	(13)	(20)
Additions to software	(153)	(164)

Net cash used in investing activities	(166)	(184)

Cash flows from financing activities:
Settlement activity	(247)	(100)
Borrowings	37	(99)
Repayments and borrowings of loan payable to affiliates	—	(259)
Payments on Tax Receivable Agreement	(128)	(92)
Other financing activities, net	(3)	(3)
Transfers (to) from Parent, net	(1,248)	646

Net cash provided by (used in) financing activities:	(1,589)	93

Effect of foreign currency exchange rate changes on cash	97	(322)

Net increase in cash and cash equivalents	(619)	245
Cash, cash equivalents and restricted cash, beginning of period	4,368	3,392

Cash, cash equivalents and restricted cash, end of period	$3,749	$3,637

Supplemental cash flow information:

Cash paid for income taxes	$68	$45

See accompanying notes, which are an integral part of these unaudited condensed combined financial statements.

Worldpay Business

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

(Unaudited)

(1) Background and Nature of Operations

On February 13, 2023, Fidelity National Information Services, Inc. (“FIS”) announced a plan to spin off the Worldpay Merchant Solutions business (“Merchant” or “Merchant Solutions”) into an independent public company. Subsequent to that announcement, on July 5, 2023, FIS signed a definitive agreement to sell a 55% equity interest in Merchant to private equity funds managed by GTCR, LLC (“GTCR”) in a transaction valuing the business at up to $18.5 billion, including potential consideration of $1.0 billion contingent on the returns realized by GTCR exceeding certain thresholds (the “Separation”). FIS will retain a non-controlling 45% ownership interest in a new standalone joint venture (“Worldpay”).

The transaction is expected to close by the first quarter of 2024, subject to regulatory approvals and other customary closing conditions.

These condensed combined financial statements reflect the condensed combined historical results of operations, financial position and cash flows of two businesses, Issuer Solutions (“FIS Retained Issuer Business” or “Issuer”) and Merchant (collectively, the “Worldpay Business”). For the historical periods presented, Merchant and Issuer are primarily included within FIS legal entities expected to be contributed to Worldpay in connection with the Separation (collectively the “Transferring Entities” and each a “Transferring Entity”). The Transferring Entities include the net assets and subsequent operations acquired by FIS in the acquisition of Worldpay Inc., which was completed on July 31, 2019 (the “Worldpay Acquisition”), along with legacy FIS merchant businesses within pre-existing legal entities. Issuer will be retained by FIS following the completion of the Separation (refer to Note 2 for further detail). These condensed combined financial statements reflect the condensed combined historical results of operations, financial position and cash flows of the Worldpay Business.

Merchant is focused on serving merchants of all sizes globally, enabling them to accept, authorize and settle electronic payment transactions. Merchant includes all aspects of payment processing, including value-added services, such as security, fraud prevention, advanced data analytics, foreign currency management and numerous funding options. Merchant serves clients in over 100 countries. Merchant clients are highly diversified, including global enterprises, national retailers and small- to medium-sized businesses (“SMBs”). Merchant utilizes broad and varied distribution channels, including direct sales forces and multiple referral partner relationships that provide the Worldpay Business with access to new and existing markets.

(2) Basis of Presentation

The accompanying condensed combined financial statements and footnotes have been prepared in connection with the expected Separation and are derived from FIS’ condensed consolidated financial statements and accounting records. The condensed combined financial statements reflect the Worldpay Business’ financial position, results of operations and cash flows and were prepared in conformity with United States (“U.S.”) generally accepted accounting principles (“GAAP”). The assets, liabilities, revenue and expenses of the Worldpay Business have been reflected in the Worldpay Business’ condensed combined financial statements on a historical cost basis, as included in the condensed consolidated financial statements of FIS, using the historical accounting policies applied by FIS. These condensed combined financial statements do not purport to reflect what the Worldpay Business’ results of operations, comprehensive income, financial position, equity or cash flows would have been had the Worldpay Business operated as a standalone company during the periods presented.

These condensed combined financial statements should be read in conjunction with the annual financial statements for the year ended December 31, 2022.

The results of operations for the interim periods are not necessarily indicative of the results that might be expected for the future interim periods or the full year ending December 31, 2023.

These condensed combined financial statements were prepared following a legal entity approach, which resulted in the inclusion of the following:

•	Certain assets and liabilities, results of operations and cash flows attributable to Merchant that will be contributed to Worldpay prior to the consummation of the Separation, and

Worldpay Business

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

(Unaudited)

•

The Transferring Entities, which have historically included the results from the sales of products included both in Merchant and the FIS Retained Issuer Business. Each Transferring Entity’s historical operations, including its results of operations, assets and liabilities, and cash flows have been fully reflected in these condensed combined financial statements; however, prior to the consummation of the Separation, the FIS Retained Issuer Business will be transferred to entities to be retained by FIS.

The Worldpay Business has historically functioned together with the other businesses controlled by FIS. Accordingly, the Worldpay Business relied on FIS’ corporate and other support functions for its business. Therefore, certain corporate and shared costs have been allocated to the Worldpay Business including:

•

Expenses related to FIS support functions that are provided on a centralized basis within FIS, including expenses for facilities, executive oversight, treasury, finance, legal, human resources, shared services, compliance, procurement, information technology and other corporate functions.

•

These expenses have been allocated to the Worldpay Business based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method primarily based on revenue or directly identifiable actual costs, depending on the nature of the services.

•	Share-based compensation and other employee-related expenses.

Management believes these cost allocations are a reasonable reflection of the utilization of services provided to, or the benefit derived by, the Worldpay Business during the periods presented, though the allocations may not be indicative of the actual costs that would have been incurred had the Worldpay Business operated as a standalone company. Actual costs that may have been incurred if the Worldpay Business had been a standalone company would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by the Worldpay Business’ employees, and strategic decisions made in areas such as selling and marketing, research and development, information technology and infrastructure.

Following the Separation, certain functions that FIS provided to the Worldpay Business prior to the Separation will be performed using Worldpay’s own resources or third-party service providers and certain functions that will be provided for a limited time pursuant to a transition services agreement.

The condensed combined balance sheets reflect all of the assets and liabilities that are either specifically identifiable or are directly attributable to the Worldpay Business and its operations, as well as assets and liabilities attributable to the FIS Retained Issuer Business in the Transferring Entities. Certain assets and liabilities attributable to the FIS Retained Issuer Business will be transferred to entities to be retained by FIS prior to the Separation.

Income tax expense and deferred tax balances in the condensed combined financial statements have been calculated on a separate tax return basis. The Worldpay Business’ operations are included in the tax returns of FIS and its subsidiaries, including the Transferring Entities and the respective FIS entities of which the Worldpay Business’ business is a part. In the future, as a standalone entity, Worldpay will file tax returns on its own behalf, and its deferred taxes and effective income tax rate may differ from those in the historical periods.

Worldpay Business

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

(Unaudited)

The effective income tax rate was 0.3% for the six months ended June 30, 2023, compared to an effective income tax rate of 35.2% for the six months ended June 30, 2022. The decrease in the effective tax rate for the six months ended June 30, 2023, was primarily driven by the book impairment of goodwill, further discussed in Note 4, for which there is no tax basis.

The income tax expense for the six months ended June 30, 2023 is based on a discrete calculation of the income tax provision.

FIS generally utilizes a centralized approach to cash management and the financing of its operations. Cash generated by the Worldpay Business is routinely transferred into accounts managed by FIS’ centralized treasury function, and cash disbursements for the Worldpay Business’ operations are funded as needed by FIS. Cash and cash equivalents of the Transferring Entities are reflected in the Worldpay Business’ condensed combined balance sheets. Balances held by the Transferring Entities with FIS for cash transfers are reflected as due from affiliates and due to affiliates. All other cash, cash equivalents, short-term investments and related transfers between FIS and the Worldpay Business are generally held centrally through accounts controlled and maintained by FIS and are not specifically identifiable to the Worldpay Business. Accordingly, such balances have been accounted for through Net parent investment. FIS’ third-party debt and related interest expense have not been attributed to the Worldpay Business because the Worldpay Business is not the legal obligor of the debt and the borrowings are not specifically identifiable to the Worldpay Business. However, in connection with the Separation, Worldpay expects to incur indebtedness, and such indebtedness would cause Worldpay to record additional interest expense in future periods.

As the separate legal entities that make up the Worldpay Business were not historically held by a single legal entity, Net parent investment is shown in lieu of shareholders’ equity in these condensed combined financial statements. Net parent investment represents FIS’ interest in the recorded assets of the Worldpay Business and the cumulative investment by FIS in the Worldpay Business through the periods presented, inclusive of operating results.

All intercompany transactions and accounts within the Transferring Entities have been eliminated. For the Transferring Entities, transactions with FIS affiliates are included in the condensed combined statements of loss, and related balances are reflected as Due to affiliates and Due from affiliates. Other balances between the Worldpay Business and FIS are considered to be effectively settled in the condensed combined financial statements at the time the transactions are recorded as they have not been historically settled in cash and are not expected to be settled in cash in connection with the Separation. The total net effect of these intercompany transactions is reflected in the condensed combined balance sheets within Net parent investment in the condensed combined statements of cash flows within financing activities and in the condensed combined statements of equity as Transfers (to) from Parent, net. Refer to Note 6 for further discussion.

As a result of the allocations and carve out methodologies used to prepare these condensed combined financial statements, these results may not be indicative of the Worldpay Business’ future performance and may not reflect the results of operations, financial position, and cash flows had the Worldpay Business been a separate, standalone company during the periods presented.

Amounts in tables in the condensed combined financial statements and the accompanying footnotes may not sum or calculate due to rounding.

(3) Revenue

Disaggregation of Revenue

In the following tables, revenue is disaggregated by primary geographical market and type of revenue. The tables also include a reconciliation of the disaggregated revenue with the Worldpay Business’ reportable segments.

Worldpay Business

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

(Unaudited)

For the six months ended June 30, 2023 (in millions):

	Merchant	Corporate and Other	Total
Primary Geographical Markets
North America	$1,730	$84	$1,814
All others	686	3	689

Total	$2,416	$87	$2,503

Type of Revenue:
Recurring revenue:
Transaction processing	$2,365	$80	$2,445
Other recurring	42	—	42

Total recurring	2,407	80	2,487
Other non-recurring fees	9	7	16

Total	$2,416	$87	$2,503

For the six months ended June 30, 2022 (in millions):

	Merchant	Corporate and Other	Total
Primary Geographical Markets
North America	$1,740	$117	$1,857
All others	674	3	677

Total	$2,414	$120	$2,534

Type of Revenue:
Recurring revenue:
Transaction processing	$2,364	$100	$2,464
Other recurring	46	—	46

Total recurring	2,410	100	2,510
Other non-recurring fees	4	20	24

Total	$2,414	$120	$2,534

Transaction Price Allocated to the Remaining Performance Obligations

As permitted by ASC Topic 606, Revenue from Contracts with Customers, the Worldpay Business has elected to exclude disclosure of the aggregate amount of the transaction price allocated to remaining performance obligations, as its contracts either have an original duration of one year or less or contain variable consideration that is allocated entirely to a distinct day of service under a stand-ready series. The aggregate fixed consideration portion of customer contracts with an initial contract duration of greater than one year is not material.

Worldpay Business

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

(Unaudited)

(4) Condensed Combined Financial Statement Details

Cash and Cash Equivalents

The Worldpay Business records restricted cash in captions other than cash and cash equivalents in the condensed combined balance sheets. The reconciliation between cash and cash equivalents in the condensed combined balance sheets and Cash, cash equivalents and restricted cash per the condensed combined statements of cash flows is as follows (in millions):

	June 30, 2023	December 31, 2022
Cash and cash equivalents on the condensed combined balance sheets	$1,370	$1,743
Merchant float (in Settlement assets)	2,379	2,625

Total Cash, cash equivalents and restricted cash per the condensed combined statements of cash flows	$3,749	$4,368

Settlement Assets

The principal components of the Worldpay Business’ settlement assets on the condensed combined balance sheets are as follows (in millions):

	June 30, 2023	December 31, 2022
Settlement assets
Settlement deposits	$47	$56
Merchant float	2,379	2,625
Settlement receivables	1,086	2,584

Total Settlement assets	$3,512	$5,265

Intangible Assets, Software and Property and Equipment

The following table provides details of Intangible assets, Software and Property and equipment as of June 30, 2023, and December 31, 2022 (in millions):

	June 30, 2023			December 31, 2022
	Cost	Accumulated depreciation and amortization	Net	Cost	Accumulated depreciation and amortization	Net
Intangible assets	$13,879	$(7,007)	$6,872	$13,641	$(6,141)	$7,500
Software	$2,508	$(1,363)	$1,145	$2,344	$(1,175)	$1,169
Property and equipment	$369	$(238)	$131	$352	$(209)	$143

As of June 30, 2023, Intangible assets, net of amortization, includes $6,797 million of customer relationships and $75 million of trademarks and other intangible assets. Amortization expense with respect to Intangible assets was $760 million and $859 million for the six months ended June 30, 2023 and 2022, respectively.

Depreciation expense for property and equipment was $29 million and $33 million for the six months ended June 30, 2023 and 2022, respectively.

Worldpay Business

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

(Unaudited)

Amortization expense with respect to software was $191 million and $243 million for the six months ended June 30, 2023 and 2022, respectively.

For the six months ended June 30, 2022, the Company recorded $18 million of impairments primarily related to real estate-related assets as a result of office space reductions. Impairments for the six months ended June 30, 2023 were not material.

Goodwill

Changes in goodwill during the six months ended June 30, 2023, are summarized below (in millions):

	Merchant	FIS Retained Issuer Business	Total
Balance, December 31, 2022	$17,460	$3,414	$20,874
Asset impairments	(6,839)	—	(6,839)
Foreign currency adjustments	206	—	206

Balance, June 30, 2023	$10,827	$3,414	$14,241

FIS assesses goodwill for impairment on an annual basis during the fourth quarter or more frequently if circumstances indicate potential impairment. FIS evaluates if events and circumstances as of June 30, 2023, indicated potential impairment of its reporting units.

Merchant

For the Merchant reporting unit, events and circumstances during the six months ended June 30, 2023, indicated potential goodwill impairment. As recently as December 31, 2022, the Merchant reporting unit’s carrying value was equal to its estimated fair value, creating a possibility of future goodwill impairment as a result of any further decrease in its estimated fair value. Also, as of June 30, 2023, FIS was in negotiations to sell, and expected that it was more likely than not that it would sell, a majority stake in the reporting unit. Accordingly, FIS performed a quantitative goodwill impairment assessment as of June 30, 2023. To estimate the fair value of the reporting unit, FIS used a market approach based on the price at which FIS subsequently agreed to sell a majority interest in the Worldpay Merchant Solutions business as further discussed in Note 1. Based on this price, inclusive of estimated selling adjustments and fair value of contingent consideration, the estimated fair value of the reporting unit was less than its carrying value, and FIS recorded a $6.8 billion impairment charge in the second quarter of 2023. As a result, the Merchant reporting unit’s carrying value as of June 30, 2023, is equal to its fair value.

The total carrying amount of goodwill as of June 30, 2023, is net of accumulated impairment charges of $24.5 billion. $24.4 billion of this amount relates to Merchant stemming from a $6.8 billion impairment recorded in the second quarter of 2023 and $17.6 billion recorded during the fourth quarter of 2022.

Worldpay Business

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

(Unaudited)

FIS Retained Issuer Business

The FIS Retained Issuer Business is historically a part of the FIS Banking Solutions reporting unit. FIS performed a qualitative assessment for the Banking Solutions reporting unit by examining factors most likely to affect its fair value, including the impact of recent U.S. bank failures. The factors examined involve significant use of management judgment and included, among others, (1) forecast revenue, growth rates, operating margins, and capital expenditures used to calculate estimated future cash flows, (2) future economic and market conditions and (3) FIS’ market capitalization. Based on FIS’ interim impairment assessment as of June 30, 2023, FIS concluded that it remained more likely than not that the fair value continues to exceed the carrying amount for the Banking Solutions reporting unit; therefore, goodwill was not impaired.

Visa Europe and Contingent Value Rights

As part of the Worldpay Acquisition, FIS acquired certain assets and liabilities related to the June 2016 Worldpay Group plc (“Legacy Worldpay”) disposal of its ownership interest in Visa Europe to Visa Inc. As part of the disposal, Legacy Worldpay received proceeds from Visa Inc. in the form of cash (“cash consideration”) and convertible preferred stock (“preferred stock”), the value of which may be reduced by losses incurred relating to ongoing interchange-related litigation involving Visa Europe. The preferred stock becomes convertible into Visa Inc. Class A common stock (“common stock”) in stages as determined by Visa Inc. in accordance with the relevant transaction documents pertaining to the aforementioned disposal of the Visa Europe ownership interest. The preferred stock becomes fully convertible no later than 2028 (subject to a holdback to cover any pending claims). Also in connection with the disposal and pursuant to the terms of an amendment executed on September 17, 2020, Legacy Worldpay agreed to pay former Legacy Worldpay owners 90% of the net-of-tax proceeds from the disposal, known as contingent value rights, which is recorded as a liability (“CVR liability”) on the condensed combined balance sheets.

The Worldpay Business has elected the fair value option under ASC Topic 825, Financial Instruments (“ASC 825”), for measuring its preferred stock asset and CVR liability. The fair value of the preferred stock was $80 million and $55 million at June 30, 2023, and December 31, 2022, respectively, recorded in Other noncurrent assets on the condensed combined balance sheets. The fair value of the CVR liability was $361 million and $342 million at June 30, 2023, and December 31, 2022, respectively, recorded in Other noncurrent liabilities on the condensed combined balance sheets. Pursuant to ASC 825, the Worldpay Business remeasures the fair value of the preferred stock and CVR liability each reporting period. The net reduction in fair value was $6 million and $49 million for the six months ended June 30, 2023 and 2022 respectively, recorded in Other income (expense), net on the condensed combined statements of loss.

Equity Security Investments

The Worldpay Business holds various equity securities without readily determinable fair values that primarily represent strategic investments made by the Worldpay Business as well as investments obtained through acquisitions. Such investments totaled $82 million and $81 million at June 30, 2023, and December 31, 2022, respectively, and are included within Other noncurrent assets on the condensed combined balance sheets. The Worldpay Business accounts for these investments at cost, less impairment, and adjusts the carrying values for observable price changes from orderly transactions for identical or similar investments of the same issuer. These adjustments are generally considered Level 2-type fair value measurements. The Worldpay Business records gains and losses on these investments, realized and unrealized, as Other income (expense), net on the condensed combined statements of loss. There were no gains or losses related to these investments recorded for the six months ended June 30, 2023 and 2022, respectively.

Worldpay Business

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

(Unaudited)

(5) Commitments and Contingencies

The Worldpay Business is party to certain lawsuits in the ordinary course of business. The Worldpay Business does not believe that these proceedings, individually or in the aggregate, will have a material adverse effect on the Worldpay Business’ financial position, results of operations or cash flows.

Tax Receivable Agreement

FIS assumed in the Worldpay Acquisition a Tax Receivable Agreement (“TRA”) under which FIS agreed to make payments to Fifth Third Bank (“Fifth Third”) of 85% of the federal, state, local and foreign income tax benefits realized by FIS as a result of certain tax deductions. In December 2019, FIS entered into a Tax Receivable Purchase Addendum (the “TRA Amendment”) that provides written call and put options (collectively “the options”) to terminate certain estimated obligations under the TRA in exchange for fixed cash payments.

The remaining TRA obligations not subject to the TRA Amendment are based on the cash savings realized by FIS by comparing the actual income tax liability of FIS to the amount of such taxes FIS would have been required to pay had there been no deductions related to the tax attributes. Under the TRA, in certain specified circumstances, such as certain changes of control, FIS may be required to make payments in excess of such cash savings.

Obligations recorded in the Worldpay Business’ condensed combined financial statements pursuant to the TRA are based on estimates of future deductions and future tax rates and in the case of the obligations subject to the TRA Amendment, reflect management’s expectation that the options will be exercised. In January 2023, FIS exercised its third call option pursuant to the Amendment, which results in fixed cash payments to Fifth Third of $138 million. The timing and/or amount of aggregate payments due under the TRA may vary based on a number of factors, including the exercise of options, the amount and timing of taxable income generated in the future and the tax rate then applicable, the use of loss carryforwards and amortizable basis. Each reporting period, the Worldpay Business evaluates the assumptions underlying the TRA obligations.

The condensed combined balance sheets as of June 30, 2023, and December 31, 2022, include a total liability of $138 million and $266 million, respectively, relating to the TRA.

Chargeback Liability

Through services offered in Merchant, the Worldpay Business is exposed to potential losses from merchant-related chargebacks. A chargeback occurs when a dispute between a cardholder and a merchant, including a claim for non-delivery of the product or service by the merchant, is not resolved in favor of the merchant and the transaction is charged back to the merchant resulting in a refund of the purchase price to the cardholder. If the Worldpay Business is unable to collect this chargeback amount from the merchant due to closure, bankruptcy or other reasons, the Worldpay Business bears the loss for the refund paid to the cardholder. The risk of chargebacks is typically greater for those merchants that promise future delivery of goods and services rather than delivering goods or rendering services at the time of payment.

Indemnifications and Warranties

The Worldpay Business generally indemnifies its clients, subject to certain limitations and exceptions, against damages and costs resulting from claims of patent, copyright, or trademark infringement associated solely with its customers’ use of the Worldpay Business’ software applications or services. Historically, the Worldpay Business has not made any material payments under such indemnifications but continues to monitor the conditions that are subject to the indemnifications to identify whether it is probable that a loss has occurred, in which case it would recognize any such losses when they are estimable.

Worldpay Business

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

(Unaudited)

CIPA Class Action

Vantiv, Inc., which merged with Legacy Worldpay in January 2018, was a co-defendant in a class action brought by California-based business owners (“Plaintiffs”) who allege that two independent sales organizations secretly recorded Plaintiffs, in violation of California’s Invasion of Privacy Act (“CIPA”), during telemarketing calls while acting as agent or apparent agent of Vantiv and certain of its co-defendants (the “Vantiv Defendants”). In March 2022, the court granted final approval of a settlement agreement in which the Vantiv Defendants agreed to establish a non-reversionary common fund in the amount of $50 million, inclusive of all costs, expenses, and Plaintiff’s attorneys’ fees, and the settlement amount was fully paid by the Worldpay Business in September 2022.

(6) Related Party Transactions

The Worldpay Business has not operated as a standalone business, and the condensed combined financial statements are derived from the condensed consolidated financial statements and accounting records of FIS. The following disclosure summarizes activity between the Worldpay Business and FIS, including the affiliates of FIS that are not part of the planned Separation.

Related Party Transactions

The Worldpay Business has entered into the following transactions with FIS affiliates representing the sharing of resources and cross-charging across the organization, relating to the provision or consumption of professional services, software development, client conversion, implementation and sales support (in millions):

	Six months ended June 30,
	2023	2022
Revenue from affiliates	$13	$15
Cost of revenue from affiliates	$10	$15

The Worldpay Business had the following balances with FIS affiliates (in millions):

	June 30, 2023	December 31, 2022
Due from affiliates	$31	$21
Due to affiliates	$61	$65

Balances due from or due to FIS affiliates which are not historically cash settled between the Worldpay Business and FIS, including the accumulated net position related to FIS’ centralized cash management program, are reflected in Net parent investment on the condensed combined balance sheets. Balances due from or due to FIS affiliates attributable to recurring operational transactions which have been historically cash settled are presented within Due from affiliates and Due to affiliates on the Worldpay Business’ condensed combined balance sheets. There were two intercompany loan payable arrangements that were cash settled during the six months ended June 30, 2022 reflected as Repayments and borrowings of loan payable to affiliates in the condensed combined statements of cash flows.

Net parent investment in the condensed combined balance sheets and Transfers (to) from Parent in the condensed combined statements of equity represent FIS’ historical investment in the Worldpay Business and includes net earnings (loss) after taxes and the net effect of transactions with and cost allocations from FIS. Such balances are reflected in the condensed combined statements of cash flows based on the cash flows made by FIS on the Worldpay Business’ behalf. These cash flows are included within net loss in cash flows from operating activities with the offset reflected in Transfers (to) from Parent, net within cash flows from financing activities.

Worldpay Business

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

(Unaudited)

Cost Allocations from FIS

FIS provides significant corporate, selling, marketing, administrative, and resources to the Worldpay Business. Some of these services will continue to be provided by FIS to the Worldpay Business on a temporary basis after the Separation is completed under a transition services agreement. The condensed combined financial statements reflect specific identification and allocations of these costs which include acquisition, integration and transformation-related costs. See Note 2 for a discussion of these costs and the methodology used to allocate them.

These allocations are reflected in the condensed combined statements of loss as follows (in millions):

	Six months ended June 30,
	2023	2022
Cost of revenue	$15	$24
Selling, general and administrative	117	136

Total	$132	$160

Management believes these cost allocations are a reasonable reflection of the utilization of services provided to, or the benefit derived by, the Worldpay Business during the periods presented. The allocations may not, however, be indicative of the actual expenses that would have been incurred had the Worldpay Business operated as a standalone company. Actual costs that may have been incurred if the Worldpay Business had been a standalone company would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by the Worldpay Business’ employees, and strategic decisions made in areas such as manufacturing, selling and marketing, research and development, information technology and infrastructure.

(7) Segment Information

The Worldpay Business reports its financial performance based on the following segments: Merchant and Corporate and Other. Below is a summary of each segment.

Merchant

The Merchant segment is focused on serving merchants of all sizes globally, enabling them to accept, authorize and settle electronic payment transactions. Merchant includes all aspects of payment processing, including value-added services, such as security, fraud prevention, advanced data analytics, foreign currency management and numerous funding options. Merchant serves clients in over 100 countries. The Worldpay Business’ Merchant clients are highly diversified, including global enterprises, national retailers and SMBs. The Merchant segment utilizes broad and varied distribution channels, including direct sales forces and multiple referral partner relationships that provide the Worldpay Business with access to new and existing markets.

Corporate and Other

The Corporate and Other segment consists of the FIS Retained Issuer Business, which does not meet the criteria for separate reporting. The FIS Retained Issuer Business provides card issuer processing, payment network processing, fraud protection and card production to a diverse set of financial institutions including regional banks, community banks, credit unions and regional PIN networks. Following the Separation, the FIS Retained Issuer Business will be retained by FIS.

Worldpay Business

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

(Unaudited)

Additionally, the Corporate and Other segment consists of corporate overhead expenses and miscellaneous expenses that are not included in the operating segments. The overhead costs relate to corporate marketing, corporate finance and accounting, human resources, legal, and amortization of acquisition-related intangibles and other costs, such as acquisition, integration and transformation-related expenses, that are not considered when management evaluates revenue-generating segment performance.

In the Corporate and Other segment, the Worldpay Business recorded a $6.8 billion impairment of goodwill related to the Merchant segment in the six months ended June 30, 2023.

Adjusted EBITDA

Adjusted EBITDA is a measure of segment profit or loss that is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, Adjusted EBITDA, as it relates to the Worldpay Business’ segments, is presented in conformity with ASC Topic 280, Segment Reporting. Adjusted EBITDA is defined as net earnings (loss) before, other income (expense), net, income tax provision (benefit), and depreciation and amortization, and excludes certain costs and other transactions that management deems non-operational in nature or that otherwise improve the comparability of operating results across reporting periods by their exclusion. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. The items affecting the segment profit measure generally include the purchase price amortization of acquired intangible assets as well as acquisition, integration and certain other costs and asset impairments. These costs and adjustments are recorded in the Corporate and Other segment for the periods discussed below. Adjusted EBITDA for the respective segments excludes the foregoing costs and adjustments.

Summarized financial information for the Worldpay Business’ segments is shown in the following tables. The Worldpay Business does not evaluate performance or allocate resources based on segment asset data; therefore, such information is not presented.

For the six months ended June 30, 2023 (in millions):

	Merchant	Corporate and Other	Total
Revenue (1)	$2,416	$87	$2,503
Operating expenses (2)	(1,495)	(7,906)	(9,401)
Depreciation and amortization (including purchase accounting amortization)	193	806	999
Acquisition, integration and other costs	—	85	85
Asset impairments	—	6,842	6,842

Adjusted EBITDA	$1,114	$(86)	$1,028

Adjusted EBITDA			1,028
Depreciation and amortization			(158)
Purchase accounting amortization			(841)
Acquisition, integration and other costs			(85)
Asset impairments			(6,842)
Other income (expense), net			61
(Provision) benefit for income taxes			22
Net earnings attributable to noncontrolling interest			(2)

Net loss attributable to the Worldpay Business			$(6,817)

Capital expenditure	$159	$—	$159

(1)	Includes Revenue from affiliates of $13 million for Corporate and Other.
(2)	Includes Cost of revenue from affiliates of $10 million for Corporate and Other.

Worldpay Business

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

(Unaudited)

For the six months ended June 30, 2022 (in millions):

	Merchant	Corporate and Other	Total
Revenue (1)	$2,414	$120	$2,534
Operating expenses (2)	(1,459)	(1,293)	(2,752)
Depreciation and amortization (including purchase accounting amortization)	181	968	1,149
Acquisition, integration and other costs	—	167	167
Asset impairments	—	18	18

Adjusted EBITDA	$1,136	$(20)	$1,116

Adjusted EBITDA			1,116
Depreciation and amortization			(139)
Purchase accounting amortization			(1,010)
Acquisition, integration and other costs			(167)
Asset impairments			(18)
Other income (expense), net			53
(Provision) benefit for income taxes			58
Net earnings attributable to noncontrolling interest			(2)

Net loss attributable to the Worldpay Business			$(109)

Capital expenditure	$169	$—	$169

(1)	Includes Revenue from affiliates of $15 million for Corporate and Other.
(2)	Includes Cost of revenue from affiliates of $15 million for Corporate and Other.

(8) Subsequent Events

The Worldpay Business has evaluated subsequent events from the balance sheet date through August 30, 2023, the date at which the financial statements were available to be issued, and concluded the following subsequent event required disclosure. On July 5, 2023, FIS signed a definitive agreement to sell a 55% equity interest in the Worldpay Merchant Solutions business as further discussed in Note 1.